EXHIBIT 99.3

Investor Conference Call

July 26, 2004

GEORGE HARAD

Slide 1: Title Slide

Good morning.  I’m George Harad, chairman and chief executive officer of Boise.  Welcome to the call for which many have been waiting.  The transformation of Boise has been underway for many years, and today we can now tell you the rest of the story.  Joining me on the call are Chris Milliken, division president and CEO of Boise Office Solutions, and Ted Crumley, Boise’s chief financial officer.

Slide 2: Forward-Looking Statements	Slide 2 on the webcast screen is our forward-looking statements advisory. Today’s press release and copies of this presentation are posted on the Investor Relations page of our website. Slide 3.

Slide 3: Summary Change

As you know, we announced this morning the sale of Boise’s paper, forest products, and timberland assets.  This transaction will complete Boise’s transformation from a predominantly manufacturing-based company, which was our profile in the mid-1990s, to a world-scale distribution company.  By separating the company into two ongoing entities, we successfully establish Boise Office Solutions, soon to be OfficeMax, as a strong independent company in the office products distribution business.  And we place our paper and forest products assets in the hands of a management team focused on those businesses.  In the process, we will realize significant value for shareholders.  Slide 4.

Slide 4: Boise Cascade, L.L.C.

These assets are being sold to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners (MDP), a privately held equity investment firm located in Chicago.  Included in the sale are substantially all of the assets of Boise Building Solutions, Boise Paper Solutions, and our 2.3 million acres of timberland, as well as the Boise Cascade Corporation headquarters building in Boise, Idaho.  The purchase price was approximately $3.7 billion, and the transaction is expected to close by mid-November 2004.

Slide 5: Boise Cascade, L.L.C.

Boise Cascade, L.L.C., will manage Boise’s legacy paper and forest products businesses under the Boise brand and will operate from the same corporate headquarters in Boise, Idaho.  Its new chief executive officer will be Tom Stephens, former president and chief executive officer of MacMillan Bloedel and former chairman, chief executive officer, and president of Manville Corporation.  Boise Cascade, L.LC., will hire virtually all of the former management and employees of the businesses, as well as the corporate staff supporting the forest products businesses.  Now to Slide 6.

Slide 6: OfficeMax

Boise Cascade Corporation will change its company and trade name to OfficeMax.  It will continue to operate its office products distribution business, which had annualized first half 2004 sales of $8.6 billion, as its principal business.  OfficeMax, which consists of the contract business of Boise Office Solutions and retail operations of OfficeMax will serve all customer segments through all channels in the U.S., Canada, Mexico, Australia, and New Zealand.  When the transaction is complete, OfficeMax will trade on the New York Stock Exchange under the ticker symbol OMX, and its corporate headquarters will be in Itasca, Illinois.  At the close of the transaction, I will become executive chairman of the board of OfficeMax.  Chris Milliken, who is currently the division president and CEO of Boise Office Solutions, will be elected president and chief executive officer of OfficeMax.  Slide 7.

Slide 7: Cash Proceeds

Of the approximately $3.7 billion in gross proceeds, Boise will realize around $3.1 billion to $3.2 billion in cash proceeds.  That’s after our reinvestment of $175 million in Boise Cascade, L.L.C., our retained interest in a timberland installment note, and certain other transaction-related settlements.  Slide 8.

Slide 8: Use of Proceeds

We currently expect to use approximately $2.2 billion to $2.3 billion of the net proceeds to pay down debt and other obligations.  Those payments include pension funding requirements of about $200 million, a reduction in accounts receivable financing of about $200 million, and debt retirements and repurchases of between $1.8 billion and $1.9 billion.

We expect to return the remaining approximately $800 million to $1.0 billion of net proceeds to shareholders through common and/or preferred stock buybacks, cash dividends, or a combination.  These planned debt retirements and equity repurchases or dividends will begin soon after the transaction closes.  However, the entire process is likely to take several months.  Slide 9.

Slide 9: OMX Capital Structures

When OfficeMax debt reaches our near-term targets following debt retirement, its capital structure will allow it to be competitive and to grow.  To illustrate, we are showing you Boise’s June 30, 2004, actual capital structure and a pro forma capital structure at the same date, including completed transactions.  The pro forma structure consists of approximately $2.2 billion to $2.4 billion of equity, between $200 million and $300 million of book debt, and a book debt-to-capitalization ratio of between 8% and 11%.  Non-balance sheet obligations would include $100 million of accounts receivable securitization and annual lease obligations of approximately $350 million.  Slide 10.

Slide 10: Features of Transaction

I’d like to touch on just three other material items of the transaction.  As we mentioned in the slide which illustrates use of proceeds, OfficeMax will invest $175 million in Boise Cascade, L.L.C.  In that investment, OfficeMax will be treated in the same manner as MDP and will have one board seat and with voting rights proportional to our interest.

To maximize the cash we receive from the timberlands included in this transaction, we will utilize an installment note structure.  We intend to monetize 90% of the note subsequent to the closing and retain a residual of approximately 10%.

And finally, the paper supply agreement that has existed between Boise Paper Solutions and Boise Office Solutions will continue under the new ownership.  Boise Cascade, L.L.C., will be the primary supplier of cut-size office papers to OfficeMax.  Other details of the paper supply agreement are, of course,  confidential.  Under this agreement, Boise Cascade L.L.C. expects to sell approximately 700,000 tons of paper to OfficeMax in 2004.

Now, I’d like to ask Chris Milliken to discuss guidance for OfficeMax for 2004.

Chris Milliken

Slide 11: 2004 Guidance

I’m on Slide 11.  I’d like to reiterate the 2004 Guidance for OfficeMax that we provided on the Boise July 20 earnings conference call.  We expect same-location sales growth to range between 4% and 6%.  Operating income should be in the $210 million to $240 million range, and the operating margin should be between 2.4% and 2.6%.  In all three of the ranges I just mentioned, we are more likely to be at the lower end than the higher end of the range.

We believe we’ll achieve $80 million of synergies, with perhaps some modest upside potential this year.  We continue to expect overall synergies of $130 million by 2006 in OfficeMax.  We anticipate integration and step-up costs to total approximately $50 million this year, and capital expenditures are likely to come in between $170 million and $175 million.  We expect EBITDA to range between $370 million and $400 million.  Depreciation and amortization is likely to be about $160 million.

Needless to say, all of the 45,000 associates of OfficeMax are extremely excited about this transaction, and we think it provides a great opportunity to focus on the office products business and provides us a foundation to go forward, and we look forward to sharing information with you on an ongoing basis.  Back to you, George.

George Harad

Slide 12: Summary

I’m on Slide 12.  In summary, today’s announced transaction will complete Boise’s transformation from a predominantly manufacturing-based company to a world-scale distribution company.  By separating the company into two ongoing entities, we successfully establish Boise Office Solutions, soon to be OfficeMax, as a strong independent company in the office products distribution business.  And we place our paper and forest products assets in the hands of a management team focused on those businesses.  In the process, we will realize significant value for shareholders.

Slide 13: Logo	Now I would be pleased to take your questions.